Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2007 RESULTS

Minneapolis, MN, May 4, 2007 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the third quarter and first nine months of fiscal 2007. For the quarter ended December 31, 2006, Hawkins’ reported sales increased 7.8% to $37.0 million, versus $34.4 million in sales for the same period a year ago. Net income for the quarter was $314,000, equal to diluted earnings per share of $0.03, versus net income of $1.8 million, equal to diluted earnings per share of $0.18 for the third quarter of fiscal 2006. Net income for the third quarter of fiscal 2007 was negatively impacted by contractor and consulting fees associated with the implementation of the Company’s Enterprise Resource Planning (“ERP”) system and a decrease in sales within the Pharmaceutical segment.

As previously announced, Hawkins was not able to file its quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2006 (the “10-Q Report”) on a timely basis. The delay in filing the 10-Q Report was due to the ongoing implementation of the Company’s ERP system, which necessitated additional time to complete the quarterly financial closing process and to prepare the related information to be included in the 10-Q Report. Hawkins expects to file the 10-Q Report on May 7, 2007.

For the nine months ended December 31, 2006, Hawkins reported sales of $120.7 million, net income of $6.3 million and diluted earnings per share of $0.62 versus sales of $106.9 million, net income of $7.6 million and diluted earnings per share of $0.74 for the nine months ended December 31, 2005. Net income for the first nine months of fiscal 2006 benefited from a litigation settlement gain of approximately $650,000, or $0.06 per share.

The decrease in the Pharmaceutical segment’s sales was the result of a letter from the FDA in November 2006 requesting that the Company cease shipments of certain products until it resolved certain issues with the FDA with respect to the validation of packaging configurations and expiration dating for those products. The Company has subsequently received clearance from the FDA to sell some of the products involved and has suspended shipment of the remaining affected products to customers until additional clearance is received from the FDA.

Gross margin as a percent of sales for the three and nine months ended December 31, 2006 was 18.9% and 24.0%, respectively, versus 21.0% and 24.2%, respectively, a year ago. In addition to the decrease in Pharmaceutical segment sales, LIFO inventory adjustments primarily due to fluctuations in the cost and inventory levels of caustic soda and product mix as compared to the prior year, negatively impacted bottom line results.

Chief Executive Officer, John R. Hawkins, commented, “In conjunction with the implementation of the Company’s ERP system in October of 2006, significant contractor and consulting fees were incurred to support the go-live. These costs will continue at comparable levels during the fourth quarter of fiscal 2007 and we are anticipating that they will gradually decrease during fiscal 2008. These costs are necessary to ensure that daily operations continue to service our customers. The implementation of the ERP system is expected to enhance customer service, improve efficiency and serve as a foundation for future growth. Although significant internal resources were dedicated to implementing the ERP system, sales in the Water Treatment and Industrial segments continued to grow.”

Hawkins completed the third fiscal quarter ended December 31, 2006 with approximately $25.9 million in cash and marketable securities, strong, predictable cash flow from operations and no debt.

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 2, 2006, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Sales	$37,039,181	$34,352,992	$120,700,006	$106,850,761

Cost of sales	30,047,975	27,133,377	91,709,068	80,950,535

Gross margin	6,991,206	7,219,615	28,990,938	25,900,226

Selling, general and administrative expenses	6,716,617	4,708,939	19,835,758	15,797,249

Litigation settlement	—	—	—	(1,015,826)

Income from operations	274,589	2,510,676	9,155,180	11,118,803

Investment income	359,184	242,488	1,008,188	619,366

Income before income taxes	633,773	2,753,164	10,163,368	11,738,169

Provision for income taxes	319,500	925,900	3,903,000	4,160,500

Net income	$314,273	$1,827,264	$6,260,368	$7,577,669

Weighted average number of shares outstanding – basic	10,171,496	10,182,144	10,171,496	10,208,563

Weighted average number of shares outstanding – diluted	10,171,715	10,182,144	10,171,570	10,225,477

Earnings per share – basic and diluted	$0.03	$0.18	$0.62	$0.74

Cash dividends declared per common share	—	—	$0.22	$0.20

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